SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO
                          FILED PURSUANT TO RULE 13d-2

                               (Amendment No. 1)

                                 Antigenics Inc.
                                ----------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                     --------------------------------------
                         (Title of Class of Securities)

                                    037032109
                                 --------------
                                 (CUSIP Number)

                                  May 10, 2008
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 037032109
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Invus Public Equities, L.P.
      98-0420215
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Bermuda
--------------------------------------------------------------------------------
               5     SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        6,866,666
  OWNED BY     -----------------------------------------------------------------
    EACH       7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH:      -----------------------------------------------------------------
               8     SHARED DISPOSITIVE POWER

                     6,866,666
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,866,666 (includes 3,533,333 shares of Common Stock and 3,333,333 shares of Common Stock issuable upon exercise of warrants)
--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                     |_|

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.46%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------

CUSIP No. 037032109
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Invus Public Equities Advisors, L.L.C.
      98-0420201
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5     SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        6,866,666
  OWNED BY     -----------------------------------------------------------------
    EACH       7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH:      -----------------------------------------------------------------
               8     SHARED DISPOSITIVE POWER

                     6,866,666
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,866,666 (includes 3,533,333 shares of Common Stock and 3,333,333 shares of Common Stock issuable upon exercise of warrants)
--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                     |_|

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.46%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

CUSIP No. 037032109
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Ulys, L.L.C.
      83-0359139
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5     SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        6,866,666
  OWNED BY     -----------------------------------------------------------------
    EACH       7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH:      -----------------------------------------------------------------
               8     SHARED DISPOSITIVE POWER

                     6,866,666
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,866,666 (includes 3,533,333 shares of Common Stock and 3,333,333 shares of Common Stock issuable upon exercise of warrants)
--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                     |_|

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.46%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

CUSIP No. 037032109
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Raymond Debbane
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Panama
--------------------------------------------------------------------------------
               5     SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        6,866,666
  OWNED BY     -----------------------------------------------------------------
    EACH       7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH:      -----------------------------------------------------------------
               8     SHARED DISPOSITIVE POWER

                     6,866,666
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,866,666 (includes 3,533,333 shares of Common Stock and 3,333,333 shares of Common Stock issuable upon exercise of warrants)
--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                     |_|

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.46%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------

Item 1(a).  Name of Issuer:

            Antigenics Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            162 Fifth Avenue, Suite 900
            New York, New York 10010

Item 2(a).  Name of Person Filing:

            Invus Public Equities, L.P.
            Invus Public Equities Advisors, L.L.C.
            Ulys, L.L.C.
            Raymond Debbane

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            750 Lexington Avenue
            30th Floor
            New York, New York 10022

Item 2(c).  Citizenship:

            Invus Public Equities, L.P. is a limited partnership organized under the laws of Bermuda.

            Invus Public Equities Advisors, L.L.C. is a limited liability company organized under the laws of the State of Delaware.

            Ulys, L.L.C. is a limited liability company organized under the laws of the State of Delaware.

            Raymond Debbane is a citizen of Panama.


Item 2(d).  Title of Class of Securities:

            Common Stock

Item 2(e).  CUSIP Number:

            037032109

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), 13d-2(b) or (c), Check Whether the Person Filing is a:

            (a)    |_|    Broker or dealer registered under Section 15 of
                          the Exchange Act.
            (b)    |_|    Bank as defined in Section 3(a)(6) of the
                          Exchange Act.

            (c)    |_|    Insurance company as defined in Section 3(a)(19)
                          of the Exchange Act.
            (d)    |_|    Investment company as defined under Section 8 of
                          the Investment Company Act.
            (e)    |_|    An investment adviser in accordance with
                          ss.240.13d-1(b)(1)(ii)(E).
            (f)    |_|    An employee benefit plan or endowment fund in
                          accordance with ss.240.13d-1(b)(1)(ii)(F).
            (g)    |_|    A parent holding company or control person in
                          accordance with ss.240.13d-1(b)(1)(ii)(G).
            (h)    |_|    A savings association as defined in Section 3(b)
                          of the Federal Deposit Insurance Act.
            (i)    |_|    A church plan that is excluded from the
                          definition of an investment company under
                          Section 3(c)(14) of the Investment Company Act.
            (j)    |_|    Group, in accordance with
                          ss.240.13d-1(b)(1)(ii)(J).

            Not Applicable.

Item 4.     Ownership:

      (a)   Amount beneficially owned: 6,866,666

            The number of shares of Common Stock beneficially owned includes 3,333,333 shares of Common Stock issuable upon exercise of warrants which are exercisable within 60 days of this Amendment Number 1 to
            Schedule 13G.

      (b)   Percent of class: 11.46%

            Percent of class is based on 56,587,550 outstanding shares of common stock, par value $0.01 per share, as reported by the Issuer on its Form 10-K/A, as filed with the Securities and Exchange Commission on March 24, 2008.

      (c)   Number of shares as to which such person has:

            (i) Sole power to vote or to direct the vote: 6,866,666

            (ii) Shared power to vote or to direct the vote: 0

            (iii) Sole power to dispose or to direct the disposition of:
            6,866,666

            (iv) Shared power to dispose or to direct the disposition of: 0

Item 5.     Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of a class of securities, check the following |_|.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

 Item 9.    Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: May 12, 2008
                                     INVUS PUBLIC EQUITIES, L.P.

                                     By: Invus Public Equities Advisors, L.L.C.,
                                     As General Partner

                                     By: /s/ Raymond Debbane
                                         ---------------------------------------
                                         Raymond Debbane, President


                                     INVUS PUBLIC EQUITIES ADVISORS, L.L.C.

                                     By: /s/ Raymond Debbane
                                         ---------------------------------------
                                         Raymond Debbane, President


                                     ULYS, L.L.C.

                                     By: /s/ Raymond Debbane
                                         ---------------------------------------
                                         Raymond Debbane, President


                                     RAYMOND DEBBANE

                                     By: /s/ Raymond Debbane
                                         ---------------------------------------
                                         Raymond Debbane

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

      JOINT FILING AGREEMENT, dated as of May 10, 2008, among INVUS PUBLIC EQUITIES, L.P., INVUS PUBLIC EQUITIES ADVISORS, L.L.C., ULYS, L.L.C., and RAYMOND DEBBANE (collectively, the "Joint Filers").

      WHEREAS, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the parties hereto desire to satisfy any filing obligation under Section 13(g) of the Exchange Act by a single joint filing;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Joint Filers hereby agree and represent as follows:

      1. The Amendment No. 1 to Schedule 13G filed with respect to the Common Stock of Antigenics Inc. (to which this Joint Filing Agreement is an exhibit) is filed on behalf of each of the Joint Filers.

      2. Each of the Joint Filers is individually eligible to use Schedule 13G for the filing of information therein.

      3. Each of the Joint Filers on whose behalf such Amendment No. 1 to
Schedule 13G is filed is responsible for the timely filing of Schedule 13G, this Amendment No. 1 to Schedule 13G and any further amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, provided that each such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, each of the undersigned has caused this Joint Filing Agreement to be duly executed and delivered as of the date first above written.


INVUS PUBLIC EQUITIES, L.P.

By: Invus Public Equities Advisors, L.L.C.,
    As General Partner

By: /s/ Raymond Debbane
    ----------------------------------
    Raymond Debbane, President


INVUS PUBLIC EQUITIES ADVISORS, L.L.C.

By: /s/ Raymond Debbane
    ----------------------------------
    Raymond Debbane, President


ULYS, L.L.C.

By: /s/ Raymond Debbane
    ----------------------------------
    Raymond Debbane, President


RAYMOND DEBBANE

By: /s/ Raymond Debbane
    ----------------------------------
    Raymond Debbane